Exhibit 10.1

MT MELROSE, LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This Amended and Restated Limited Liability Company Agreement of MT MELROSE, LLC, a Delaware limited liability company (the “Company”), is made as of June 27, 2019 (the “Effective Date”) by and among Woodmont Lexington LLC, a Delaware limited liability company (“Woodmont”) as Manager, and Enterprise Diversified, Inc., a Nevada corporation (“ENDI”), to serve as the limited liability company agreement under the Act (hereinafter defined) for the Company. Woodmont and ENDI shall be referred to herein together as the “Members” and, each, a “Member.”

WHEREAS, the Company was formed on December 14, 2017, as a limited liability company pursuant to the Act by (i) filing a Certificate of Formation of the Company (as it may be amended or modified from time to time, the “Certificate”) with the office of the Secretary of State of the State of Delaware and (ii) an Operating Agreement of the Company, dated as of December 14, 2017 (the “Initial Agreement”), entered into by ENDI as the sole member of the Company;

WHEREAS, certain of the Members have, concurrently with the execution of this Agreement, made certain Capital Contributions to the Company and acquired the Percentage Interest set forth opposite such Member’s name on the attached Schedule A; and

WHEREAS, the Members desire to continue the Company as a limited liability company under the Act and to amend and restate the Initial Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

1.     Definitions. Unless the context otherwise requires, the terms defined in this Section 1 shall, for the purposes of this Agreement, have the meanings herein specified.

“Act” has the meaning set forth in the recitals hereof.

“Affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such Person or, if such Person is an individual, the Immediate Family of such Person. As used in this definition, the term “control” means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Agreement” means this Limited Liability Company Agreement, as amended, modified, supplemented or restated from time to time.

“Applicable Portion” means a portion of the Interest owned by each electing Tag-Along Member equal to the product of (i) the total Interest owned by such Tag-Along Member times (ii) a fraction, the numerator of which is the portion of the Interest owned by the Manager that the Manager has proposed or agreed to transfer in a Tag-Along Transaction and the denominator of which is the total Interest owned by the Manager. For the purpose of this definition, any Interest owned by an Affiliate of either the Tag-Along Member or the Manager shall be deemed owned by such Tag-Along Member and the Manager, respectively.

“Capital Account” means, with respect to any Member, the account maintained for such Member in accordance with the provisions of Section 8 hereof.

“Capital Contribution” means, with respect to each Member, the aggregate amount of cash and the agreed value of any property or services contributed to the Company pursuant to Section 7 hereof. In the case of a Member that acquires an Interest in the Company by virtue of an assignment or transfer in accordance with the terms of this Agreement, “Capital Contribution” means the pro rata Capital Contribution of such Member’s predecessor to an extent proportionate to the acquired Interest.

“Certificate” means the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware pursuant to the Act.

“Claim” has the meaning set forth in Section 18(b) hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of this Agreement. A reference to a specific section of the Code refers not only to such specific section but also to any corresponding provision of any federal tax statute enacted after the date of this Agreement, as such specific section or corresponding provision is in effect on the date of application of the provisions of this Agreement containing such reference.

“Covered Person” means a Member, a Manager, any Affiliate of a Member or a Manager, any officer, director, shareholder, partner, employee, representative or agent of a Member or a Manager, or their respective Affiliates, or any officer, employee or agent of the Company or its Affiliates.

“Damages” has the meaning set forth in Section 18(a) hereof.

“Dispute” means any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof.

“Fair Market Value” means, with respect to any property (including any securities), the fair market value of such property as determined in good faith by the Manager in its sole discretion.

“Fiscal Year” means (a) the period commencing upon the formation of the Company and ending on such date as the Manager shall determine, (b) any subsequent twelve (12) month or 52/53 week period ending on such date as the Manager shall determine, or (c) any portion of the period described in clause (b) of this sentence for which the Company is required to allocate Net Income and Net Loss and other items pursuant to Section 9 hereof.

“Gross Asset Value” with respect to any asset shall mean the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)	The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset, as determined by the Manager;

(ii)	The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as determined by the Manager, as of the following times:

(a)	the acquisition of an additional interest in the Company by any new or existing Member

(b)	the distribution by the Company to a Member of more than a de minimis amount of property other than money, as consideration for an interest in the Company;

(c)	the liquidation of the Company for federal income tax purposes within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g) (other than pursuant to Code Section 708(b)(1)(B)); and

(d)

in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new Member acting in a member capacity in anticipation of being a Member; provided, however, that the adjustments pursuant to clauses (a), (b), and (d) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii)	The Gross Asset Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution as determined by the Manager;

(iv)

The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to (A) Regulation Section 1.704-1(b)(2)(iv)(m) and (B) subparagraph (vi) of the definition of Profits and Losses and Section 4.02(g) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (iv) to the extent the General Partner determines that an adjustment pursuant to clause (ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

If the Gross Asset Value of an asset has been determined pursuant to subparagraphs (i), (ii), or (iv) hereof, such Gross Asset Value shall thereafter be adjusted by the depreciation and amortization taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

“Immediate Family” means, with respect to any individual, such individual’s parents, spouse, issue and adopted children, or any of them, or any trust, corporation, partnership, limited liability company, or other entity substantially all of the economic interests in which are held by or for the benefit of such parents, spouse, issue, adopted children, or any of them.

“Indemnified Party” has the meaning set forth in Section 18(b) hereof.

“Interest” means the interest in capital and profits of the Company held by a particular Member.

“Laws” means:

(a)     all constitutions, treaties, laws, statutes, codes, ordinances, orders, decrees, rules, regulations and municipal by-laws, whether domestic, foreign or international;

(b)     all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any governmental body;

(c)     all policies, practices and guidelines of any governmental body; and

(d)     any amendment, modification, re-enactment, restatement or extension of the foregoing, in each case binding on or affecting the party or Person referred to in the context in which such word is used; and “Law” shall mean any one of them.

“Majority in Interest” means, Members holding greater than 67% of the Percentage Interest of the Company.

“Manager” has the meaning set forth in the preamble, and shall also include each other Person designated as a manager of the Company that may become a party to this Agreement after the Effective Date.

“Member” means each Member set forth on Schedule A hereto and any Person admitted as an additional Member or a substitute Member pursuant to the provisions of this Agreement, in such Person’s capacity as, and so long as such Person is, a member of the Company, and “Members” means two or more of such Persons when acting in their capacities as members of the Company. For purposes of the Act, the Members shall constitute one class or group of members.

“Net Income” or “Net Loss” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, other than items of income or loss specially allocated pursuant to this Agreement, as determined by the Company’s accountants in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in Net Income or Net Loss), with the adjustments required to comply with the Capital Account maintenance rules of Treasury Regulation Section 1.704 1(b), including the rules relating to (i) revaluations of the Gross Asset Value in the case of distributions of Company property in kind and the optional revaluation of the Gross Asset Value of Company property and (ii) utilizing “book” depreciation, cost recovery or amortization as determined under Treasury Regulation Section 1.704-1(b)(2)(iv)(g)(3) if there is a difference between the fair market value of contributed or revalued property and the adjusted tax basis of such property. The Manager shall cause the Company to revalue property as required or permitted under the applicable Treasury Regulations.

“Notice” has the meaning set forth in Section 18(b) hereof.

“Parties” or “Party” means the parties to any Dispute, or any one of them.

“Percentage Interest” means the Interest of a Member, expressed as a portion of one hundred percent, as shown on Schedule A hereto, which reflects the Member’s ownership interest in profits of the Company.

“Person” means any natural person, corporation, association, partnership (general or limited), limited liability company, joint venture, trust, estate, unincorporated association, or other legal entity or organization.

“Reorganization” means any of the following: (a) a merger, consolidation, Transfer of Interests, or reorganization, in any single transaction or series of related transactions in which the Members of the Company immediately preceding such transaction or the first of such series of transactions, directly or indirectly, possess a majority of the voting power of the Company’s or any successor entity’s issued and outstanding capital securities immediately after such transaction or series of transactions or (b) a single transaction or series of transactions pursuant to which a Person or Persons who are direct or indirect wholly-owned subsidiaries of the Company acquire all or substantially all of the Company’s assets determined on a consolidated basis.

“Regulatory Allocations” means allocations of Net Income and Net Loss (or items thereof) and Company indebtedness in accordance with the following:

(a)     The non-recourse deductions of the Company (within the meaning of Treasury Regulation Section 1.704 2(b)(1) and (c)) shall be allocated among the Members in accordance with their respective Percentage Interests.

(b)     Allocations of Net Income or Net Loss (or items thereof) shall be made consistent with the requirements of Treasury Regulation Section 1.704 2(e), including those provisions relating to allocations of income and deductions attributable to non-recourse debt and partner non-recourse debt. Allocations that would conform to those required by a “minimum gain chargeback” (as defined in Treasury Regulation Section 1.704 2(f)) in addition to the requirements of Treasury Regulation Section 1.704 1(b)(2)(ii)(d), relating to a “qualified income offset,” and Treasury Regulation Section 1.704 2(i)(4), relating to the chargeback on account of a decrease in minimum gain attributable to partner non-recourse debt, shall be made in a manner, at a time, and in the amounts consistent with those provisions.

(c)     The “excess non-recourse indebtedness” of the Company (within the meaning of Treasury Regulation Section 1.752 3(a)(3)) shall be allocated among the Members in accordance with their respective Percentage Interests.

(d)     Solely for federal income tax purposes, items of income, gain, loss and deduction shall be allocated among the Members in a manner so as to take into account the difference between the income tax basis of any Company property contributed by a Member to the Company immediately after its contribution to the Company and its value for purposes of this Agreement, as required by Section 704(c) of the Code. The Manager, in its absolute discretion, may elect to account for the book-tax variation using any method permitted under the applicable Treasury Regulations.

“Representative” means, with respect to any Person, such Person’s partners, members, directors, officers, employees, agents, counsel, investment advisers or representatives.

“Sale Notice” has the meaning set forth in Section 13(d)(i) hereof.

“Sale of the Company” means any of the following: (a) a merger or consolidation of the Company into or with any other Person or Persons, or a Transfer of Interests in a single transaction or a series of transactions, in which in any case the Members of the Company immediately prior to such merger, consolidation, sale, exchange, conveyance or other disposition or first of such series of transactions possess less than a majority of the voting power of the Company’s or any successor entity’s issued and outstanding capital securities immediately after such transaction or series of such transactions; or (b) a single transaction or series of transactions, pursuant to which a Person or Persons who are not direct or indirect wholly-owned subsidiaries of the Company acquire all or substantially all of the Company’s assets determined on a consolidated basis.

“Tag-Along Member” has the meaning set forth in Section 13(d)(i) hereof.

“Tax Payment Loan” has the meaning set forth in Section 10(d) hereof.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unreturned Capital” means, with respect to any Member on any date of determination, an amount equal to the excess, if any, of (x) the aggregate amount of Capital Contributions made by such Member over (y) the aggregate amount of distributions made by the Company to such Member pursuant to Section 10(a).

“Withholding Tax Act” has the meaning set forth in Section 10(d) hereof.

2.     Organization. The Company has been organized as a limited liability company under and pursuant to the provisions of the Act and, for the purpose, caused a Certificate of Formation to be prepared, executed and filed with the Delaware Secretary of State on December 14, 2017. The Members hereby agree that all actions taken in connection with the formation of the Company are hereby authorized and ratified in all respects. This Agreement shall constitute the “limited liability company agreement” (as that term is defined in the Act) of the Company and shall be deemed effective as of the date hereof. The Members agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

3.     Name. The name of the Company is Mt Melrose, LLC. The business of the Company may be conducted upon compliance with all applicable Laws under any other name designated by the Manager.

4.     Purpose. The Company is formed for the object and purpose of engaging in any business of any kind necessary to, in connection with, related to or incidental to such purpose or purposes as the Manager shall from time to time deem desirable.

5.     Term. The term of existence of the Company commenced on the date the Certificate was filed in the office of the Secretary of State of the State of Delaware and shall continue perpetually unless the Company is sooner dissolved in accordance with the provisions of this Agreement. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate in the manner required by the Act.

6.     Registered Office, Registered Agent, and Principal Office. The registered office of the Company in the State of Delaware shall be located at 251 Little Falls Drive, Wilmington, Delaware 19808, the registered agent for service of process on the Company in Delaware is Corporation Service Company, whose business office is identical to the Company’s registered office, and the principal office of the Company shall be located at, 194 E. 2nd St., #4D, New York, NY 10009, Attn: Tice Brown, or at such other locations as, from time to time, may be determined by the Manager. The Company may also have such other offices at such other locations as, from time to time, may be deemed advisable by the Manager.

7.     Company Capital and Initial Percentage Interests.

a.     The Initial Capital Contribution that each Member has made to the Company is set forth opposite each Member’s name on Schedule A hereto.

b.     Except as otherwise provided herein, no Member shall be required to lend any funds to the Company or to contribute any capital to the Company in excess of the amount that is initially credited to such Member’s Capital Account. No Member shall have any obligation to eliminate a deficit balance in such Member’s Capital Account at any time or to bring such Member’s Capital Account into any particular parity with any other Member’s Capital Account at any time.

c.     No interest shall be paid on or with respect to the Capital Contribution or Capital Account of any Member.

d.     Although the Company may make distributions to the Members from time to time as a return of their Capital Contributions, no Member shall have the right to withdraw or otherwise dissociate from the Company (whether voluntary or involuntary) or demand a return of any of such Member’s Capital Contribution or Capital Account or the fair value of such Member’s interest in the Company, except upon dissolution and winding up of the Company. Any attempted dissociation in violation of this Agreement shall be null and void ab initio.

e.     The Percentage Interest of each Member shall be as set forth in Schedule A hereto.

8.     Capital Accounts. A separate Capital Account shall be established and maintained for each Member under this Agreement. Schedule B hereto sets forth a balance sheet of the Company as of the effective date of this agreement showing the Gross Asset Values and tax basis of all Company assets as of such date, the value of all Company liabilities taken into account as of such date, and the Capital Accounts of each of the Members as of such date. The amount of the Capital Account of a Member shall be determined in accordance with the rules set forth in Treasury Regulation 1.704-1(b). Any references in any Section or subsection of this Agreement to the Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time as set forth above. It is the intention of the Members to satisfy the capital account maintenance requirements of Treasury Regulation Section 1.704-1(b)(2)(iv), and the foregoing provisions defining Capital Accounts are intended to comply with such provisions.

9.     Allocation of Net Income or Net Loss.

a.     Allocation of Net Income or Net Loss Generally. After giving effect to the special allocations set forth in subsections b-d hereof, Net Income or Net Loss for any taxable period shall be allocated among the Members in a manner such that the Capital Account balance of each Member is, as nearly as possible, equal to the excess (which may be negative) of: (i) the distributions that would be made to such Member if the Company were dissolved, its affairs wound up and each of its assets sold for cash equal to its respective Gross Asset Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability) in accordance with their terms, and the net assets of the Company were distributed pursuant to Section 10 of this Agreement to the Members immediately after making such allocations, minus (ii) the sum of (A) the amount (if any) that such Member would be obligated to contribute to the capital of the Company, and (B) such Member’s share of partnership minimum gain (as determined in accordance with Regulation Section 1.704-2(b)(2) and (d)) and partner nonrecourse debt minimum gain (as determined in accordance with Regulation Section 1.704-2(i)), computed immediately prior to the hypothetical sale of assets.

b.     Regulatory Allocations. Net Income and Net Loss (and items thereof) and Company indebtedness shall be specially allocated in accordance with the Regulatory Allocations, to the extent applicable, and Regulatory Allocations of Net Income and Net Loss (and items thereof) shall be made prior to other allocations of Net Income or Net Loss under this Agreement.

c.     Curative Allocations. Notwithstanding any other provisions of this Section 9 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income or Net Loss, and items of income, gain, loss, and deduction among the Partners so that, to the extent possible, the net amount of such allocations of Net Income or Net Loss and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to each such Member if the Regulatory Allocations had not occurred. Notwithstanding the preceding sentence, (i) Regulatory Allocations relating to nonrecourse deductions shall not be taken into account except to the extent that there has been a reduction in partnership minimum gain, and (b) partner nonrecourse deductions shall not be taken into account except to the extent that there would have been a reduction in partner minimum gain if the loan to which such deductions are attributable were not made or guaranteed by a Member within the meaning of Regulation Sections 1.704-2(b)(4) and 1.704-2(i) or a person related to a Member within the meaning of such Sections of the Regulations. In exercising the discretion under this subsection (c), future Regulatory Allocations that are likely to offset other Regulatory Allocations previously made under Section 4.02(e) and 4.02(f) shall be taken into account.

d.     Allocations and Distributions with Respect to Interests Transferred. If any Interest is transferred, there shall be allocated to each Member who held the transferred Interest during the Fiscal Year of transfer the product of (a) the Net Income or Net Loss allocable to such transferred Interest for such fiscal year and (b) a fraction, the numerator of which is the number of days such Member held the transferred Interest during such Fiscal Year and the denominator of which is the total number of days in such Fiscal Year; provided, however, that the Company shall allocate the Net Income or Net Loss by closing the Company’s books immediately after the Transfer of any Interest if the Manager so determines or as requested by the transferor or transferee of the Interest within forty-five (45) days after the close of the taxable year in which the transfer occurred.

10.     Distributions.

a.     Subject to Sections 10(b)-(f), distributions of cash and/or other assets or property of the Company, from whatever source (including net proceeds of Company operations and sale, financing or refinancing of Company assets) may be made to the Members in the following priorities:

i.     First, up to a cumulative total of Two Million Dollars ($2,000,000), shall be distributed among the Members in accordance with their respective Percentage Interests;

ii.     Second, cumulative distributions in excess of Two Million Dollars ($2,000,00) and up to Three Million Dollars ($3,000,000), shall be distributed sixty-seven percent (67%) to ENDI, and thirty-three percent (33%) to Woodmont; and

iii.     Any further distributions in excess of Three Million Dollars ($3,000,000) cumulatively, shall be distributed among the Members in accordance with their respective Percentage Interests.

b.     Distributions shall be made at such times, and in such amounts, as the Manager shall determine.

c.     Whenever a distribution provided for in this Section 10 is made in property other than cash, the value of such distribution shall be deemed to be the Fair Market Value of such property as determined in the sole discretion of the Manager. If the Company makes such a non-cash distribution to any Member and such distribution is subject to withholding or other taxes payable by the Company on behalf of such Member, the Manager shall notify such Member as to the amount of such withholding or other taxes and such Member shall make a prompt payment to the Company of such amount by wire transfer in immediately available funds.

d.     To the extent there is available cash, as determined by the Manager in its sole discretion, the Company shall make distributions to each Member in an amount expected to equal the excess of such Member’s aggregate federal, state and local tax liability attributable to items of income, gain, loss and deduction allocated to such Member for the taxable year over the distributions made to the Member during such taxable year. Distributions under this Section 10(d) shall be made before April 15th of the year following the relevant taxable year. Distributions under this Section 10(d) shall be considered an advance of amounts a Member would otherwise receive under Section 10(a).

e.     Unless treated as a Tax Payment Loan (as hereinafter defined), any amount paid by the Company for or with respect to any Member on account of any withholding tax or other tax payable with respect to the income, profits or distributions of the Company pursuant to the Code, the Treasury Regulations, or any foreign, state or local statute, regulation or ordinance requiring such payment (each a “Withholding Tax Act”) shall be treated as a distribution to such Member for all purposes of this Agreement. To the extent that the amount required to be remitted by the Company under a Withholding Tax Act exceeds the amount then otherwise distributable to such Member, the excess shall constitute a loan from the Company to such Member (a “Tax Payment Loan”) which shall be payable upon demand and shall bear interest, from the date that the Company makes the payment to the relevant taxing authority, at the applicable federal short-term rate under Section 1274(d) of the Code, compounded semiannually. So long as any Tax Payment Loan or the interest thereon remains unpaid, the Company shall make future distributions due to such Member under this Agreement by applying the amount of any such distribution first to the payment of any unpaid interest on all Tax Payment Loans of such Member and then to the repayment of the principal of all Tax Payment Loans of such Member. The Manager shall have the authority to take all actions necessary to enable the Company to comply with the provisions of any Withholding Tax Act applicable to the Company and to carry out the provisions of this subsection.

f.     The Manager may, in its discretion, reallocate distributions otherwise payable to one Member to another Member to the extent necessary to satisfy unmet indemnification obligations under the Membership Interest Purchase Agreement dated June 13, 2019, between the Members. For purposes of Capital Account maintenance, any such distribution will be treated as having been made to the Member responsible for indemnification, and shall satisfy the obligation of such Member to the extend paid to the Member to whom indemnification is owed.

g.     No distribution under this Section 10 shall be made if and to the extent that such distribution would (i) render the Company insolvent or impair its ability to discharge its obligations (whether or not accrued, absolute, fixed or contingent), or (ii) conflict with or cause a default under any legal or contractual obligation of the Company.

11.     Dealings with the Company. The officers of the Company may perform any services for the Company and to earn and be paid a fee by the Company for such performance and to procure and deliver, goods or materials to the Company, and be paid therefor by the Company, provided in all instances that such dealings are approved by the Manager and benefit the Company and are on good-faith, arms-length terms that are no more favorable than would be if an independent third party were providing such services, goods or materials.

12.     Control and Management.

a.     Power and Authority of the Manager. Management of the business and affairs of the Company shall be vested in one or more Managers. Woodmont is hereby appointed as the Manager. So long as there is only one Manager, all references herein to “Managers” shall refer solely to such single Manager. Woodmont may designate a substitute Manager at any time and may appoint one or more additional Managers at any time. Except as otherwise specifically provided in this Agreement, the Managers shall have all rights and powers and shall make all decisions affecting the Company in furtherance of the Company’s purposes, and shall have the exclusive responsibility for the management, operation and control of the business and affairs of the Company. Subject to the foregoing, the Manager shall have full power granted to managers under the Act to carry out any and all objects and purposes of the Company and to perform all acts and execute and deliver all agreements, instruments and other documents which it, in its sole discretion, may deem necessary or advisable. In addition to the powers and authority expressly conferred upon the Manager by this Agreement, the Manager may exercise all such powers of the Company and do all such lawful acts and things as are not by law, the Certificate of Formation of the Company or this Agreement directed or required to be exercised or done by the Members.

b.     Binding Effect of Actions of Managers. Each Member shall be bound by, and hereby consents to, any and all actions taken and decisions made by the Managers in accordance with the terms of this Agreement. All third parties shall be entitled to rely upon the action or decision of any of the Managers that purports to be on behalf of the Company as being binding upon, and duly authorized by, the Company. A majority of the Managers acting in concert, and any other person designated by all of the Managers, shall have the authority to bind the Company. The Members, other than any Member who is a Manager or the designee of a Manager and who is acting on behalf of the Managers, shall not have the authority to bind the Company or to make any expenditures on behalf of the Company, and the Members hereby consent to the exercise by the Managers of the powers and rights conferred on the Managers by law and by this Agreement.

c.     Voting Rights. Except as otherwise provided by this Agreement or as otherwise required by the Act, each Member shall be entitled to one vote per Interest on all matters upon which the Members have the right to vote under this Agreement. However, ENDI agrees to vote with Manager on all matters for a three (3) year period commencing on the effective date of this Amended and Restated Limited Liability Company Agreement. This “standstill” voting arrangement may be extended on an annual basis at ENDI’s option by written notice to Manager thirty (30) days prior to expiration.

d.     Action by Written Consent. Any action required or permitted to be taken by the Members at any annual or special meeting may be taken without a meeting, without prior notice and without a vote, if the Members consent in writing, setting forth the action so taken and bearing the dates of signature of each Member. Any action taken pursuant to such written consent or consents of the Members shall have the same force and effect as if taken by the Members at a meeting of the Members.

e.     Removal of the Manager.

i.     The Manager may voluntarily resign from serving in such capacity at any time by (A) giving no less than sixty (60) days’ written notice of the Members and (2) recommending to the Members a successor Manager, and obtaining the written approval of a Majority in Interest of such successor Manager; provided, however, that such successor Manager must meet the conditions specified in Section 12(g) hereto.

ii.     The Manager shall be deemed to have resigned involuntarily as such in the event of the bankruptcy or adjudication of incompetency of the Manager. In the event of such an involuntary resignation, the Manager shall automatically cease to be a Manager.

f.     Successor Manager. A Person may be appointed as a successor Manager only if the following conditions are satisfied:

i.     Such Person has been designated and consented to by a Majority in Interest and in accordance with the definition of “Manager”;

ii.     The Person shall have accepted and agreed to be bound by all the terms and provisions of this Agreement, by executing such documents or instruments as may be required or appropriate in order to effect the appointment of such Person as Manager; and

iii.     If the Person is an entity, it shall have provided the Company evidence satisfactory to establish its authority to become the Manager and to be bound by this Agreement.

g.     Appointment of Officers. The Manager may, by written instrument executed by the Manager, appoint officers and agents of the Company to which the Manager may delegate such duties, responsibilities and authority as shall be provided in such instrument. Any officer may be removed at any time by written instrument executed by the Manager. Only the Manager and officers and agents of the Company authorized by the Manager to bind the Company by written instrument executed by the Manager shall have the authority to bind the Company. The officers of the Company shall be entitled to receive compensation, if any, as determined by the Manager in its sole discretion.

h.     Compensation and Reimbursement of Manager.

i.     The Manager shall diligently and faithfully devote the time to the management of the Company reasonably necessary to serve the purposes of the Company and shall perform all of the duties of managers that are provided for in this Agreement and the Act.

ii.     The Manager (and the officers of the Company, if any) shall be reimbursed for all out-of-pocket expenses reasonably incurred on behalf of the Company in connection with managing the Company.

i.     Reliance by Third Parties. Any Person, other than a Member, dealing with the Company may rely on the authority of the Manager in taking any action in the name of the Company without inquiry into the provisions of this Agreement. Any document executed by a Manager or an officer of the Company expressly authorized to execute such document or instrument by the terms of this Agreement or by written resolutions of the Manager shall be deemed to be the action of the Company as to any third party.

j.     Business Activities of Woodmont. The parties hereto acknowledge that Woodmont and its Affiliates are engaged in the business of making investments. Except as Woodmont may otherwise agree in writing after the date hereof: (i) Woodmont shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as the Company or any of its Affiliates, including those competing with the Company or its Affiliates and (B) do business with any client or customer of the Company or its Affiliates; (ii) neither Woodmont nor any officer, director, employee, partner, affiliate nor associated entity thereof shall be liable to the Company or any of its Affiliates for breach of any duty (contractual or otherwise) solely by reason of having engaged in any such activities or of such person’s participation therein; and (iii) in the event that Woodmont acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or its Affiliates, on the one hand, and Woodmont, on the other hand, or any other person, Woodmont shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, the Members, their Permitted Transferees or any of their Affiliates for breach of any duty (contractual or otherwise) by reason of the fact that Woodmont directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company.

13.     Transfers of Units; Tag-Along Rights; Participation Rights; Admission of Additional Members.

a.     Restrictions on Transfer.

i.     Except as otherwise provided in this Agreement, no Interest of a Member may be sold, assigned, transferred, given, bequeathed, donated, mortgaged, pledged, attached, levied upon, seized by or for creditors, or otherwise encumbered or disposed of, whether by act of the Member or by operation of Law (any of the foregoing being a “Transfer”), without the prior written consent of all Managers, which consent may be withheld for any reason or for no reason. Any attempted Transfer by a Person of a Member’s Interest, or any part thereof, other than in accordance with this Agreement shall be, and is hereby declared, null and void ab initio.

ii.     No Member shall effect a Transfer of any Units other than (A) pursuant to Section 13(c) in connection with the Company Right of First Refusal or the Member Refusal Right, (B) pursuant to Section 13(d) in connection with the exercise of “Tag-Along Rights,” or (C) to a Permitted Transferee of the Member in question, (each of (A), (B), and (C), a “Permitted Transfer”). In exercising the Manager’s consent and approval provided for in Section 13(a), the Manager may employ its sole discretion in evaluating the nature of the proposed transferee and the Manager may impose such conditions on Transfer as it deems appropriate in its sole discretion, including, but not limited to, requirements that the transferee be an employee of the Company or a Member.

iii.     Prior to any proposed Transfer of any Units, the holder thereof shall give written notice to the Company describing the manner and circumstances of the proposed Transfer.

b.     Permitted Transfers. Notwithstanding the restriction in Section 13(a), the economic interest associated with a Member’s Interest (i.e., the right to distributions and rights to assets upon liquidation) may be transferred without the consent of the Managers if the transferee is an Affiliate of such Member or the transfer is made for such Member’s estate or tax planning purposes; provided, however that the permitted transferee shall execute a joinder to this Agreement in form and substance reasonably acceptable to the Company's counsel.

c.     Right of First Refusal.

i.     Except with respect to Transfers to Permitted Transferees, each Member hereby unconditionally and irrevocably grants to the Company a right of first refusal (the “Company Right of First Refusal”) to purchase all, but not less than all, of the Interests that such transferring Member may propose to Transfer (the “Transfer Units”) to another Person, at the same price and on the same terms and conditions as those offered to the prospective transferee. Each Member proposing to make a Transfer that is subject to this Section 13(c) must deliver a notice to the Company not later than thirty (30) days prior to the proposed closing date of such Transfer. Such notice shall contain the material terms and conditions (including price and form of consideration) of the proposed Transfer and the identity of the prospective transferee (an “Offering Notice”). To exercise the Company Right of First Refusal under this Section13(c), the Company must deliver a notice to the transferring Member within fifteen (15) days of receipt of the Offering Notice, stating that it elects to exercise the Company Right of First Refusal and, if applicable, providing the identity of any Person that the Company designates as the purchaser.

ii.     In the event that the Company does not acquire all of the Transfer Units pursuant to Section 13(c)(i) above, each Member hereby unconditionally and irrevocably grants to all of the other Members (other than the Manager) a right of first refusal (the “Member Refusal Right”) to purchase all or any portion of the Transfer Units not purchased by the Company pursuant to the Company Right of First Refusal pursuant to Section 13(c)(i). If the Company does not intend to exercise the Company Right of First Refusal with respect to all Transfer Units, the Company must deliver a notice to that effect (the “Company Refusal Notice”) to the transferring Member and the non-transferring Members within fifteen (15) days of receipt of the Offering Notice. To exercise its Member Refusal Right, a Member must deliver a notice to the transferring Member, the other non-transferring Members and the Company within fifteen (15) days after the deadline for delivery of the Company Refusal Notice, stating that it elects to exercise the Member Refusal Right, and indicating the amount of Units such Member would be willing to elect to purchase.

iii.     Unless the Members agree unanimously upon a different allocation, each Member electing to purchase Transfer Units shall have a pro rata right to purchase Transfer Units in accordance with the number of Interests it elected to purchase in its notice delivered pursuant to Section 13(c)(ii). Each participating Member shall have a further pro rata right (a “right of over-allotment”) to purchase the Transfer Units refused by any Member who declines to fully exercise its Member Refusal Right.

iv.     The closing of the sale of Interests pursuant to the Company Right of First Refusal or the Member Refusal Right shall be within thirty (30) days of the exercise notice with respect thereto.

v.     Subject to Section 13(c)(ii) and Section 13(c)(iii), the transferring Member shall be free for a period of sixty (60) days after the above notice periods have expired to sell any Transfer Units that the Company and the Members do not elect to purchase to the same prospective transferee, at the same price and on the same terms as set forth in the Offering Notice.

d.     Tag-Along Rights. If at any time the Managers propose to transfer their Interests to an independent third party in a Reorganization or Sale of the Company (a “Tag-Along Transaction”):

i.     The Managers shall provide written notice thereof (the “Sale Notice”) to the other Members (each, a “Tag-Along Member”). Such notice shall describe the amount and type of consideration to be paid to the Managers or any of its Affiliates, the form of the transaction the Managers proposes to enter into in connection with such Tag-Along Transaction and all other material terms and conditions thereof.

ii.     Thereafter, each Tag-Along Member may exercise his/her/its rights pursuant to this Section 13(d) by delivering to the Managers a written notice thereof (a “Tag-Along Sale Notice”) within five business days following the date of the Sale Notice. The Tag-Along Sale Notice shall require that the Person(s) to which the Managers would transfer their Interest (the “Tag-Along Buyer”) in the Tag-Along Transaction acquire the Applicable Portion of such Tag-Along Member’s Interest for the same consideration per unit of Interest as is to be received by the Managers or any Affiliate, and otherwise upon the same terms and conditions as the Managers has proposed or agreed to transfer its Interest to the Tag-Along Buyer (including, without limitation, any escrows, holdbacks, resale restrictions, or contingent consideration).

iii.     Following the delivery of any such Tag-Along Sale Notice, each Tag-Along Member shall agree to become a party to or otherwise become bound by the applicable terms and conditions of the contract, agreement or instrument pursuant to which the Managers have agreed to sell its Interest, the terms and conditions of which shall be no less favorable to such Tag-Along Member than the terms and conditions applicable to the Managers, subject to appropriate changes necessary to reflect any differences in the securities or assets being transferred or sold by the Managers in such Tag-Along Transaction. In connection therewith, the Tag-Along Member must agree to severally make to the Tag-Along Buyer the same representations, warranties, covenants, indemnities and agreements as the Managers agrees to make in connection with such Tag-Along Transaction (except in the case of representations and warranties pertaining specifically to the Tag-Along Member or the Managers).

e.     Preemptive Rights. Except as provided in this Section 13(e), the Company shall not issue any Interest or consummate any Capital Contribution transaction unless, prior to such issuance, the Company offers such Interest or the opportunity to consummate such a Capital Contribution to each Member at the same price per Percentage Interest and upon the same terms and conditions (including, in the event such Interest of the Company are issued as a package together with other financial instruments, the purchase of such other instruments). Not less than 10 business days prior to the closing of such offering or capital contribution (the “Preemptive Rights Period”), the Company shall send a written notice to each Member stating (A) in the case of an equity offering, the Interest to be offered (the “Preemptive Rights Interests”), the closing date and the price and terms on which it proposes to offer such Interest, or (B) in the case of a Capital Contribution, the closing date and material terms and conditions of the capital contribution transaction. Within 5 business days after the receipt of such, each Member may elect, by written notice to the Company, to participate in such offering whether, (A) in the case of an equity offering, by purchasing an Interest of the Company, at the price and on the terms specified in such notice, up to an amount equal to the amount to be issued, or (B) in the case of a Capital Contribution, by making the requested Capital Contribution, on the same terms and conditions as specified in such notice. In either case, a participating Member shall be able to participate in the offering to the extent of such participating Member’s Percentage Interest at the time of the offering. The closing of any such purchase of an Interest or Capital Contribution by such Member pursuant to this Section 13(e) shall occur concurrently with the closing of the proposed issuance or contribution, as applicable. Notwithstanding the foregoing, the Participation Right shall not apply to the issuance of any Interest in payment of the purchase price of assets acquired by the Company, including any issuance in connection with a merger, joint venture, licensing transaction or exchange of shares.

f.     No Right to Resign or Withdraw and Receive Payment. Except as provided in this Section 13, no Member shall have any right to resign or withdraw as a Member or to receive the fair value of such Member’s Interest or any other payment with respect to such Member’s Interest.

g.     Operating Agreement. No Person shall be admitted as a Member unless such Person executes, acknowledges and delivers to the Company such instruments as the Managers may deem necessary or advisable to effect the admission of such Person as a Member, including, but not limited to, the written acceptance and adoption by such Person of the provisions of this Agreement. Schedule A shall be revised from time to time to reflect the admission of additional Members. Any Transfer to a Person who does not agree, in writing, to be bound by the provisions of this Agreement, shall be void and ineffectual and shall not operate to transfer any Interests in the Company to such Person.

14.     Dissolution.

a.     Events of Dissolution. The Company shall be dissolved and its affairs wound up upon the first to occur of the following:

i.     the unanimous decision of the Members;

ii.     the termination of the membership of the last remaining Member; provided that the Company shall not be dissolved and its affairs shall not be wound up if within 30 days after the occurrence of the event that terminated the continued membership of the last remaining Member, the personal representative of the last remaining Member agrees in writing to continue the Company and to the admission of the personal representative of such Member or its nominee or designee to the Company as a Member, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member;

iii.     a Member becoming bankrupt or executing an assignment for the benefit of creditors or the death, retirement, resignation, expulsion or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company under the Act, unless within 90 days after such event a majority of the Members elect to continue the Company; or

iv.     the entry of a decree of judicial dissolution of the Company under Section 8972 of the Act.

b.     Distributions upon Dissolution. In the event of a dissolution of the Company, the assets of the Company shall be liquidated in such manner as the Managers shall determine and, after Company obligations to third parties and Members have been discharged or provided for in accordance with applicable Law, and appropriate reserves set aside for contingent or unliquidated liabilities, debts, and expenses, the net proceeds of such liquidation shall be distributed as set forth in Section 10, giving effect to all prior distributions under such section. A reasonable time shall be allowed for such liquidation in order to minimize the losses normally attendant upon a liquidation. In connection with the Company’s liquidation, the Manager shall cause the Company’s accountants to compile and furnish to each Member a statement setting forth the assets and liabilities of the Company as of the date of complete liquidation.

c.     Certificate of Cancellation. Upon the dissolution and the completion of winding up of the Company, the Managers shall file in the office of the Secretary of State a certificate of cancellation containing the information required by the Act.

d.     No Action for Dissolution. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company. This Agreement has been drawn carefully to provide fair treatment of all parties and equitable payment in liquidation of the Interests of all Members. Accordingly, except where the Managers have failed to liquidate the Company as required by Section 14(a) and Section 14(b), each Member hereby waives and renounces its right to initiate legal action to seek dissolution or to seek the appointment of a receiver or trustee to liquidate the Company.

e.     No Further Claim. Upon dissolution, each Member shall have recourse solely to the assets of the Company for the return of such Member’s capital, and if the Company’s property remaining after payment or discharge of the debts and liabilities of the Company, including debts and liabilities owed to one or more of the Members, is insufficient to return the Unreturned Capital Contributions of each Member (if any), such Member shall have no recourse against the Company, the Manager or any other Member (it being understood that the foregoing is not intended to limit any other claims or rights a Member may have).

15.     Books and Records.

a.     The Managers shall cause to be kept full and accurate books and records of the Company. The Managers shall establish a separate Capital Account for each Member on the books of the Company. All books and records of the Company shall be (i) kept at the Company’s principal office and shall be available at such location at reasonable times for inspection and copying by the Members or their duly authorized representatives, (ii) maintained in accordance with U.S. generally accepted accounting principles (“GAAP”), and (iii) retained by the Company throughout the term of this Agreement. The Manager shall cause the Company’s accountants to prepare all information needed by the Members and other Persons who were Members during the applicable calendar year for income tax purposes and to furnish such information to each such Person after the end of each calendar year of the Company.

b.     The books will be closed and balanced at the end of each Fiscal Year. The Manager shall cause the Company’s accountants, at the Company’s cost, to (i) prepare all tax returns of the Company, and (ii) prepare annual audited financial reports of the Company. In addition, the Company will make available to each Member, upon written request, within 60 days after the close of each Fiscal Year, copies of the Company’s annual financial statements, including a written balance sheet and statement of income or loss. Such financial statements will also indicate the Members’ share of the Net Income and Net Loss and other relevant fiscal items of the Company for such year. The Managers shall arrange for the preparation of all tax returns required to be filed for the Company. Each Member shall be entitled to receive, upon written request, copies of all federal, state and local income tax returns and information returns, if any, which the Company is required to file.

16.     Tax Elections.

a.     The Manager shall make the election under Section 754 of the Code to adjust the basis of the Company’s property in the case of a Transfer of a Percentage Interest by sale or exchange or upon the death of a Member, if the transferee becomes a substitute Member, and the transferee requests that the Managers make the election, in writing, not later than thirty (30) days after the close of the Fiscal Year in which the event giving rise to the adjustment for which an election is needed occurs. The Manager may also, in its discretion, make an election at any time without a request to do so.

b.     The Company shall take any action necessary to be taxed as a “partnership” for federal and state income tax purposes and neither the Company nor any Member shall take any action that would result in the Company being taxed as other than a “partnership” for federal income tax purposes, including (but not limited to) electing to be taxed as other than a “partnership” by filing Form 8832, “Entity Classification Election.”

c.     All other tax elections on behalf of the Company may be made or rescinded in the discretion of the Managers.

d.     The Manager shall be the “partnership representative” for purposes of Subchapter C of Code Subtitle F, Chapter 63.

17.     Liability of Members. The Members shall have no liability for the obligations or liabilities of the Company except to the extent required by the Act.

18.     Indemnification.

a.     Indemnification of Covered Persons. To the fullest extent permitted by Law, the Company shall indemnify, defend and hold harmless each Covered Person from and against any and all debts, losses, claims, damages, costs, demands, fines, judgments, contracts (implied and expressed, written and unwritten), penalties, obligations, payments, liabilities of every type and nature (whether known or unknown, fixed or contingent), including, without limitation, those arising out of any lawsuit, action or proceeding (whether brought by a party to this Agreement or by any third party), together with any reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, out-of-pocket expenses and other reasonable costs and expenses incurred in investigating, preparing or defending any pending or threatened lawsuit, action or proceeding) incurred in connection with the foregoing (collectively “Damages”) suffered or sustained by such Covered Person by reason of any act, omission or alleged act or omission by such Covered Person arising out of such Covered Person’s activities taken primarily on behalf of the Company, or at the request or with the approval of the Company, or primarily in furtherance of the interests of the Company; provided, however, that the acts, omissions or alleged acts or omissions upon which such actual or threatened actions, proceedings or claims are based did not constitute willful misconduct, fraud, gross negligence or willful violation of the law.

b.     Indemnification Procedure.

i.     A party seeking indemnification from the Company pursuant to Section 18(a) hereof (an “Indemnified Party”) shall give prompt notice to the Company of the assertion of any claim, including any claim brought by a third party, in respect of which indemnity may be sought hereunder (a “Claim”) and shall give the Company such information with respect thereto as the Company may reasonably request, but no failure to give such notice shall relieve the Company of any liability hereunder except to the extent the Company has suffered actual prejudice thereby. The Company shall have the right, exercisable by written notice (the “Notice”) to the Indemnified Party (which Notice shall state that the Company expressly agrees that as between the Company and the Indemnified Party, the Company shall be solely obligated to satisfy and discharge the Claim) within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any Claim, to assume the defense of such Claim, using counsel selected by the Company and reasonably acceptable to the Indemnified Party; provided that the Company shall not have the right to assume the defense of a Claim (A) seeking an injunction, restraining order, declaratory relief or other nonmonetary relief against the Indemnified Party (whether or not the Company is also named as a party) or (B) if the named parties to any such action (including any impleaded parties) includes both the Indemnified Party and the Company and the Indemnified Party shall have been advised by counsel that there are one or more legal or equitable defenses available to the Indemnified Party which are different from those available to the Company; in which case such Indemnified Party shall have the right to participate in the defense of a Claim of the type set forth in clause (A) and/or (B) above and all Damages in connection therewith shall be reimbursed by the Company to the extent provided in Section 18(a). In addition, if the Company fails to give the Indemnified Party the Notice complying with the provisions stated above within the stated time period, the Indemnified Party shall have the right to assume control of the defense of the Claim and all Damages in connection therewith shall be reimbursed by the Company to the extent provided in Section 18(a) upon demand of the Indemnified Party. In any event, no party assuming the defense of any Claim shall have the right to compromise or settle any claim for non-monetary relief against the other party or any claim for monetary relief against another party without such party’s consent (which consent shall not be unreasonably withheld or denied) unless such monetary relief is paid in full by the settling party.

ii.     If at any time after the Company assumes the defense of a Claim any of the conditions set forth above are no longer satisfied, the Indemnified Party shall have the same rights as if clause (A) or (B) in the preceding paragraph had been satisfied and the Company never assumed the defense of such Claim.

iii.     The Company or the Indemnified Party, as the case may be, shall in any event have the right to participate, at its own expense, in the defense of any Claim which the other is defending.

iv.     The Company, if it has assumed the defense of any Claim in accordance with the terms hereof, shall have the right, upon five (5) business days prior written notice to the Indemnified Party, to consent to the entry of judgment with respect to, or otherwise settle, such Claim unless (i) the Claim involves equitable or other non-monetary damages or (ii) in the reasonable judgment of the Indemnified Party such settlement would have a continuing material adverse effect on the Indemnified Party’s business (including any material impairment of its relationships with customers and suppliers). In the case of (i) and (ii) above, such settlement may be made only with the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. If the Indemnified Party otherwise assumes the defense of a Claim, it shall have the right to settle such Claim only with the consent of the Company.

v.     Whether or not the Company chooses to defend or prosecute any Claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.

c.     Limitation on Liability. In addition to limitations on liability imposed elsewhere in this Agreement, and to the fullest extent permitted by law (including Section 18-1101(b), (c), (d) and (e) of the Act):

i.     Notwithstanding any duty otherwise existing at law or in equity and notwithstanding any other provision of this Agreement, neither the Manager nor any other Indemnified Party shall owe any duty (including fiduciary duties) to the Company, any of the Members or any other Person that is a party to or is otherwise bound by this Agreement, in connection with any act or failure to act; and

ii.     Neither the Manager nor any other Indemnified Party shall have any personal liability to the Company, any of the Members, or any other Person that is a party to or is otherwise bound by this Agreement for monetary damages in connection with any act or failure to act, or breach, whether hereunder, thereunder or otherwise.

iii.     The Members expressly acknowledge that the Manager is acting on behalf of the Company. Neither the Manager nor any other Indemnified Party shall be obligated to consider or not consider the separate interest of any Member or other Person (including the tax consequences to any Member or other Person) in deciding, pursuant to its authority granted under this Agreement, whether to cause the Company to take (or decline to take) any actions that are in the interest of the Company. Neither the Manager nor any other Indemnified Party shall be liable for monetary damages or losses sustained, liabilities incurred, or benefits not derived by Members in connection with such decisions.

iv.     Except as otherwise required by mandatory provisions of applicable law or as expressly set forth herein, no Member shall have any personal liability whatsoever in such Member’s capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other third party, for the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise (including those arising as member, owner or shareholder of another company, partnership or entity). Under the Act, a member of a limited liability company may, under certain circumstances, be required to return amounts previously distributed to such member. It is the intent of the Members that no distribution to any Member pursuant to this Agreement shall be deemed to constitute money or other property paid or distributed in violation of the Act, and the Members agree that each such distribution shall constitute a compromise of the Members within the meaning of Section 18-502(b) of the Act, and that the Member receiving such distribution shall not be required to return to any Person any such money or property, unless such distribution was made in error or in contravention of non-waivable provisions of applicable law or this Agreement. If, however, any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of the other Members.

v.     The provisions of this Section 18(c) are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators, all of whom are third party beneficiaries of this Section 18(c), and shall not be deemed to create any rights for the benefit of any other Persons.

d.     Right to Advancement of Expenses. To the fullest extent permitted by applicable Law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 18(a) hereof.

e.     Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Manager shall deem reasonable, on behalf of Covered Persons and such other Persons as the Managers shall determine, against any liability that may be asserted against or expenses that may be incurred by any such Person in connection with the activities of the Company or such indemnitees, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement. The Company may enter into indemnity contracts with Covered Persons and such other Persons as the Manager shall determine and adopt written procedures pursuant to which arrangements are made for the advancement of expenses and the funding of obligations under this Section 18 and containing such other procedures regarding indemnification as are appropriate.

f.     Non-Exclusivity of Rights. The rights conferred on any Person by this Section 18 shall not be exclusive of any other rights which such Person may have or hereafter acquire under any statute, provision of the Certificate, agreement, vote of Members or otherwise.

g.     Amendment or Repeal. Any repeal or modification of this Section 18 shall not adversely affect any right or protection hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification.

h.     Changes in Law. References in this Section 18 to Law shall be to such Law as it existed on the date this Agreement was executed or as such Law thereafter may be changed; provided that (i) in the case of any change which limits the indemnification rights or the rights to advancement of expenses which the Company may provide, the rights to indemnification and to the advancement of expenses provided in this Section 18 shall continue as theretofore agreed upon to the extent permitted by Law; and (ii) if such change permits the Company without the requirement of any further action by the Members or the Manager to provide broader indemnification rights or rights to the advancement of expenses than the Company was permitted to provide prior to such change, then the rights to indemnification and the advancement of expenses shall be so broadened to the extent permitted by Law.

i.     Applicability. The provisions of this Section 18 shall be applicable to all actions, suits or proceedings commenced after its adoption, whether such arise out of acts or omissions which occurred prior or subsequent to such adoption and shall continue as to a Person who has ceased to be a Covered Person, and shall inure to the benefit of the heirs, personal representatives, successors and assigns of such Person.

19.     Representations, Warranties and Covenants of the Members. Each Member hereby represents and warrants to the Company and each other Member that each of the following statements shall be true and correct:

a.     Advice. The Member has either consulted with the Member’s own investment adviser, attorney and/or accountant about this Agreement, its ownership of any Interest and the suitability and advisability of this Agreement with respect to the Member.

b.     Investment Representation and Warranty. The Member is acquiring the Interest for its/his own account as principal, not with a view to or for sale in connection with any distribution of all or any part of the Interest. The Member hereby agrees that the Member will not, directly or indirectly, assign, transfer, offer, sell, pledge, hypothecate or otherwise dispose of all or any part of the Interest (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of all or any part of the Interest) except in accordance with the registration provisions of the Securities Act or an exemption from such registration provisions, any applicable state or other securities laws, and the terms of this Agreement.

c.     Accredited Investor. The Member is an “accredited investor” within the meaning of rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.

d.     Representation of Investment Experience and Ability to Bear Risk. The Member (i) is knowledgeable and experienced with respect to the financial, tax and business aspects of the ownership of investments such as the Interest and of the business contemplated by the Company and is capable of evaluating the risks and merits of purchasing the Interest and, in making a decision to proceed with this investment, (ii) can bear the economic risk of an investment in the Company for an indefinite period of time and can afford to suffer the complete loss thereof, and (iii) has had an adequate opportunity to review all information with respect to the Company necessary to enter into this Agreement.

e.     Power, Authority; Valid Agreement. The Member has (i) all requisite power and authority to execute, deliver and perform the obligations of the Member under this Agreement and to subscribe for and purchase or otherwise acquire the Interest for which the Member is acquiring, (ii) the Member’s execution of this Agreement has been authorized by all necessary action on the Member’s behalf and (iii) this Agreement is valid, binding and enforceable against the Member in accordance with its terms.

f.     No Conflict; No Violation. The execution and delivery of this Agreement by the Member and the performance of the Member’s duties and obligations hereunder (i) do not and will not result in a breach of any of the terms, conditions or provisions of, or constitute a default under (A) any contract, agreement, indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness or any lease or other agreement or understanding, or (B) any license, permit, franchise or certificate, in either case to which the Member or any of the Member’s Affiliates is a party or by which the Member or any of them is bound or to which the Member’s or any of their properties is subject, (ii) do not require any authorization or approval under or pursuant to any of the foregoing, and (iii) do not violate any statute, regulation, law, order, writ, injunction or decree to which the Member or any of the Member’s Affiliates is subject.

g.     No Default. The Member is not (i) in default (nor has any event occurred which with notice, lapse of time or both would constitute a default) in the performance of any obligation, agreement or condition contained in (A) this Agreement, or (B) (1) any contract, agreement, indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness or any lease or other agreement or understanding, or (2) any license, permit, franchise or certificate, in either case to which the Member or any of the Member’s Affiliates is a party or by which the Member or any of them is bound or to which the Member’s or any of their properties is subject, or (ii) in violation of any statute, regulation, law, order, writ, injunction, judgment or decree applicable to the Member or any of the Member’s Affiliates.

h.     No Litigation. There is no litigation, investigation or other proceeding pending or, to the Member’s knowledge, threatened against the Member or any of the Member’s Affiliates which, if adversely determined, would adversely affect the Member’s business or financial condition or the Member’s ability to perform the Member’s obligations under this Agreement.

i.     Consents. No consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on the Member’s part is required for the execution and delivery of this Agreement by the Member or the performance of the Member’s obligations and duties hereunder or thereunder.

20.     Covenants and Agreements.

a.     Confidentiality.

i.     Each Member agrees that Confidential Information (as defined below) may be made available in connection with the provisions of this Agreement. Such Member agrees that it will use, and that it will cause any of its Representatives to use, the Confidential Information only in connection with its investment in the Company and not for any other purpose. Each Member further acknowledges and agrees that such Member will not disclose any Confidential Information to any person, provided that Confidential Information may be disclosed (i) to such Member’s Representatives, (ii) to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which such Member is subject, provided that such Member gives the Company prompt notice of such request(s), to the extent practicable (and not prohibited by law), so that the Company may seek, at its expense, an appropriate protective order or similar relief (and such Member shall reasonably cooperate with such efforts by the Company) or (iii) if the prior written consent of the Manager shall have been obtained.

ii.     For purposes of this Agreement, “Confidential Information” means any information concerning the Company and its current or future Subsidiaries or the financial condition, business, operations or prospects of the Company and its current or future Subsidiaries in the possession of or furnished to the Company, provided that the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by such Member or its Representatives in violation of this Agreement, (ii) is or was made available to such Member on a non-confidential basis or (iii) was or becomes available to such Member on a non-confidential basis from a source other than the Company, provided that such source is or was (at the time of receipt of the relevant information) not, to the best of such Member’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another person, with respect to such information.

21.     Miscellaneous.

a.     Indulgences, Etc. Neither the failure nor any delay on the part of any party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

b.     Controlling Law; Jurisdiction. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the Laws of the State of Delaware. Each of the Members agrees that all suits relating to this agreement shall be filed and maintained in any state or federal court in New York, New York, and agrees to submit to the jurisdiction of any such court and to waive any objection he has or may have to such jurisdiction, including lack of personal jurisdiction or forum non conveniens.

c.     Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally against receipt, by reputable courier service such as Federal Express, or by other messenger, or by telecopier or e-mail with proof of successful transmission) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to the Company:

Woodmont Lexington, LLC

C/o Woodmont Property

194 E. 2nd St., #4D

New York, NY 10009

Attn: Tice Brown
Email: tice@snyderbrown.com

If to a Member:

To the address appearing for such Member on Schedule A hereto.

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address to the other parties in conformity with the provisions of this paragraph for the giving of notice.

d.     Binding Nature of Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns except that no party may assign or transfer any of its rights or obligations under this Agreement except as provided herein.

e.     Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. If executed in multiple counterparts, this Agreement shall become binding when any counterpart or counterparts hereof, individually or taken together, bear the signatures of all of the parties reflected hereon as the signatories.

f.     Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other provision may be invalid or unenforceable in whole or in part.

g.     Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

h.     Headings. The headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

i.     Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

j.     Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

k.     Assurances. Each Member shall execute all certificates and other documents and shall do all such filing, recording, publishing and other acts as the Manager deems appropriate to comply with any Laws relating to the acquisition, operation or holding of the property of the Company.

l.     Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies that may be available to that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach, or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

m.     Estoppel Certificate. Each Member shall, within ten (10) days after written request by the Manager, deliver to the requesting Person a certificate stating, to the Member’s knowledge, that: (a) this Agreement is in full force and effect, (b) this Agreement has not been modified except by any instrument or instruments identified in the certificate, and (c) there is no default hereunder by the requesting Person, or if there is a default, the nature and extent thereof.

n.     Amendments; Disproportionate Effect. Any amendment of this Agreement approved pursuant to Section 12(a) and (b) shall be binding on all Members notwithstanding that such amendment was not executed by all Members; provided that any amendment that would have a disproportionate and adverse effect on any Member as compared to the effect on the other Members shall require the approval of such disproportionately affected Member in order for such amendment to be effective.

[Signatures appear on next pages]

IN WITNESS WHEREOF, the Members have executed and delivered this Agreement as of the date first above written.

MANAGER:

Woodmont Lexington, LLC

By:    /s/ Tice Brown
Name: Tice Brown

Title: Authorized Signatory

MEMBERS:

Woodmont Lexington, LLC

By:    /s/ Tice Brown
Name: Tice Brown

Title: Authorized Signatory

Enterprise Diversified, Inc.

By:    /s/ Steven Kiel
Name: Steven Kiel

Title: Executive Chairman

MT MELROSE, LLC

SCHEDULE A

MEMBER	ADDRESS FOR NOTICES	PERCENTAGE INTEREST	UNITS
Woodmont Lexington, LLC	c/o Woodmont Property 194 E. 2nd St., #4D New York, NY 10009 Attn: Tice Brown Email: tice@snyderbrown.com	65.00%	650
Enterprise Diversified, Inc.	1518 Willow Lawn Drive, Richmond, Virginia 23230 Attn: Steven Kiel Email: steven@endi-inc.com	35.00%	350

TOTAL:		100%	1,000

SCHEDULE B

GROSS ASSET VALUE

[See attached.]